Contact:

United Western Bancorp	Silverman Heller Associates
Michael J. McCloskey, COO	Phil Bourdillon / Gene Heller
720-932-4282	310-208-2550

Matrix Bancorp Changes Name to
United Western Bancorp

— New Ticker Symbol: UWBK —

DENVER - Sept. 6, 2006 - Matrix Bancorp, Inc. (Nasdaq: MTXC), a holding company, today announced that it has changed its name to United Western Bancorp, Inc., and that it has likewise changed the name of its principal operating subsidiary from Matrix Capital Bank to United Western Bank.

The name change, which was approved at the June 2006 annual meeting of shareholders, is designed to reflect the western heritage of the Colorado Front Range, where the Company intends to focus its efforts on building a network of community bank branches managed by experienced Colorado bankers.

The Company will continue trading on the Nasdaq Global Market, where effective Sept. 7 it will appear under the new ticker symbol “UWBK.”

About United Western Bancorp
Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market. The area spans the Eastern slope of the Rocky Mountains - from Pueblo to Fort Collins, and includes the metropolitan Denver marketplace. United Western Bank plans to grow its network to an estimated five to seven community bank branches over the next three to five years. For more information, please visit our Web site at www.unitedwesternbancorp.com.

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this earnings release could differ materially are: the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; and the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, competition; the delay in or failure to receive any required shareholder approvals of the contemplated actions; and the risks and uncertainties discussed elsewhere in the annual report for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 15, 2006; in the quarterly report for the first quarter ended March 31, 2006 filed with the Securities and Exchange Commission on May 11, 2006; in the quarterly report for the second quarter ended June 30, 2006 filed with the Securities and Exchange Commission on August 11, 2006; and the uncertainties set forth from time to time in the Company’s other periodic reports, filings and other public statements.

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